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                                                                   EXHIBIT 23(C)



The Board of Directors
Human Affairs International, Incorporated:



We consent to the inclusion of our report dated February 7, 1997, except as to note 10 which is as of February 27, 1997, with respect to the consolidated balance sheets of Human Affairs International, Incorporated and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholder's equity, and cash flows for the years then ended, which report appears in Form S-4 (No. 333-49335) of Magellan Health Services, Inc. dated August 28, 1998, and to the reference to our firm under the heading "Experts" in the prospectus.



                                                           KPMG Peat Marwick LLP



Salt Lake City, Utah
August 28, 1998